UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 13)*

                           Wendy's International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.10 stated value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    950590109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Brian L. Schorr, Esq.
                               Chief Legal Officer
                           Trian Fund Management, L.P.
                           280 Park Avenue, 41st Floor
                            New York, New York 10017
                                 (212) 451-3000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 18, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box [_].

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Fund Management, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454182
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Fund Management GP, LLC
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454087
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners GP, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453775
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     4,220,004
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         4,220,004
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,220,004
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners General Partner, LLC
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453595
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     4,220,004
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         4,220,004
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,220,004
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453988
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     952,519
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         952,519
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      952,519
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Master Fund, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0468601
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,261,527
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,261,527
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,261,527
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.7%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Master Fund (Non-ERISA), L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0471467
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     5,958
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         5,958
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,958
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund I, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694154
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     135,712
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         135,712
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      135,712
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund I General Partner, LLC
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694293
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     135,712
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         135,712
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      135,712
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund II, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763105
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     30,751
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         30,751
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,751
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund II GP, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763102
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     30,751
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         30,751
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,751
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund II General Partner, LLC
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763099
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     30,751
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         30,751
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,751
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Triarc Companies, Inc.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 38-0471180
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS


--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     0
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         0
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Nelson Peltz
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Peter W. May
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Edward P. Garden
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Castlerigg Master Investments Ltd.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Sandell Asset Management Corp.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Castlerigg International Limited
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Castlerigg International Holdings Limited
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Thomas E. Sandell
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)
                                                                          [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Sweden
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Jerry W. Levin
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)
                                                                          [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                5,443
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     0
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         5,443
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         0
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,443
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                             INTRODUCTORY STATEMENT

This Amendment No. 13 (this "Amendment") relates to the Schedule 13D filed on behalf of Trian Partners GP, L.P., a Delaware limited partnership ("Trian GP"), Trian Partners General Partner, LLC, a Delaware limited liability company ("Trian GP LLC"), Trian Partners, L.P., a Delaware limited partnership ("Trian Onshore"), Trian Partners Master Fund, L.P., a Cayman Islands limited partnership ("Trian Offshore"), Trian Partners Master Fund (Non-ERISA), L.P., a Cayman Islands limited partnership ("Trian Offshore (Non-ERISA)"), Trian Partners Parallel

Fund I, L.P., a Delaware limited partnership ("Parallel Fund"), Trian Partners Parallel Fund I General Partner, LLC, a Delaware limited liability company ("Parallel Fund GP"), Trian Partners Parallel Fund II, L.P., a Delaware limited partnership ("Parallel Fund II"), Trian Partners Parallel Fund II GP, L.P., a Delaware limited partnership ("Parallel Fund II GP"), Trian Partners Parallel Fund II General Partner, LLC, a Delaware limited liability company ("Parallel Fund II GP LLC"), Trian Fund Management, L.P., a Delaware limited partnership ("Trian Management" or "Trian"), Trian Fund Management GP, LLC, a Delaware limited liability company ("Trian Management GP", and together with the foregoing, the "Trian Entities"), Nelson Peltz, a citizen of the United States of America, Peter W. May, a citizen of the United States of America, Edward P. Garden, a citizen of the United States of America (the Trian Entities and Messrs. Peltz, May and Garden are sometimes hereinafter referred to collectively as the "Trian Filing Persons"), Castlerigg Master Investments Ltd. ("CMI"), Sandell Asset Management Corp. ("SAMC"), Castlerigg International Limited ("CIL"), Castlerigg International Holdings Limited ("CIHL") and Thomas E. Sandell ("Sandell", and collectively with CMI, SAMC, CIL and CIHL, the "Sandell Filing Persons"; the Trian Filing Persons and the Sandell Filing Persons, collectively, the "Trian/Sandell Filing Persons"), with the Securities and Exchange Commission on December 13, 2005 (as amended by Amendment No. 1 to
Schedule 13D filed by the Trian/Sandell Filing Persons with the Securities and Exchange Commission on January 17, 2006, Amendment No. 2 to Schedule 13D filed by the Trian/Sandell Filing Persons with the Securities and Exchange Commission on March 3, 2006, Amendment No. 3 to Schedule 13D filed by the Trian/Sandell Filing Persons with the Securities and Exchange Commission on April 28, 2006, Amendment No. 4 to Schedule 13D filed by the Trian/Sandell Filing Persons with the Securities and Exchange Commission on May 31, 2006, Amendment No. 5 to
Schedule 13D filed by the Trian/Sandell Filing Persons with the Securities and Exchange Commission on December 4, 2006, Amendment No. 6 to Schedule 13D filed by the Trian/Sandell Filing Persons and Triarc Companies, Inc., a Delaware corporation ("Triarc", and, together with the Trian/Sandell Filing Persons, the "Filing Persons") with the Securities and Exchange Commission on July 3, 2007, Amendment No. 7 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on July 30, 2007, Amendment No. 8 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on August 28, 2007, Amendment No. 9 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on September 17, 2007, Amendment No. 10 to
Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on October 12, 2007, Amendment No. 11 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on November 13, 2007, and Amendment No. 12 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on February 11, 2008, the "Schedule 13D"), relating to the Common Shares, $.10 stated value (the "Shares"), of Wendy's International, Inc., an Ohio corporation (the "Issuer" or "Wendy's"). Each capitalized term used but not defined herein has the meaning ascribed to such term in the Schedule 13D.

Items 4 and 7 of the Schedule 13D are hereby amended and supplemented as follows:

Item 4. Purpose of the Transaction.

On April 18, 2008, Trian and Triarc sent a letter to the Issuer, a copy of which is attached as Exhibit 19 to this Schedule 13D. In the letter, Trian and Triarc stated that they are very concerned about the current direction of the Company. On April 17, 2008, Trian and Triarc were informed that a special committee of the Issuer's board of directors had rejected two acquisition proposals made by Trian and Triarc.

It is the firm belief of the Filing Persons that any transaction entered into by the Issuer should be subject to the approval of the Issuer's shareholders and not just the special committee of the board of directors.

Trian intends to contact fellow shareholders for the purpose of calling a special meeting of the shareholders of the Issuer, at which all shareholders will have the opportunity to vote on the future direction of the Issuer.

Triarc is considering its alternatives with respect to the Issuer and the other Filing Persons are considering their alternatives with respect to their investment in the Issuer. Trian intends to contact and discuss with other shareholders of the Issuer their respective views regarding their investment in the Issuer, the conduct of the special committee and possible strategies to maximize shareholder value. Such strategies could include, among other possibilities, shareholder participation in a bid by Triarc to acquire the Issuer. The Filing Persons may also seek to effect a plan or proposal related to
(a) an acquisition of additional securities of the Issuer; (b) an extraordinary corporate transaction, such as a merger or acquisition involving the Issuer and its subsidiaries; (c) a sale or transfer of a material amount of assets of the Issuer or of any of its subsidiaries; (d) a change in the present board of directors or management of the Issuer, including a plan or proposal to change the number or term of directors or to fill any existing vacancies on the board;
(e) a material change in the present capitalization or dividend policy of the Issuer; (f) any other material change in the Issuer's business or corporate structure; (g) changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer; (h) the causing of a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity securities of the issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act; or (j) any action similar to the foregoing. Although the Filing Persons are actively exploring their options with respect to each of the foregoing, there can be no assurance that Triarc or the other Filing Persons will seek to implement any one or more of the foregoing.

The Filing Persons other than Triarc intend to review their investment in the Issuer on a continuing basis. Depending on various factors including, without limitation, the Issuer's financial position, results and strategic direction, price levels of the Shares, conditions in the securities and credit markets and general economic and industry conditions, the Filing Persons other than Triarc may in addition to the foregoing take such actions with respect to their investment in the Issuer as they deem appropriate including, but not limited to, selling or transferring some or all of their Issuer Securities, or communicating with the Issuer and other investors.

Item 7.  Material to be Filed as Exhibits.

19. Letter, dated April 18, 2008, from Trian and Triarc to James V. Pickett, Chairman of the Board of the Issuer

                                    SIGNATURE

      After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                            TRIAN PARTNERS GP, L.P.


                            By: /s/ Nelson Peltz
                               -------------------------------------------------
                            Name:  Nelson Peltz
                            Title: Member



                            TRIAN PARTNERS GENERAL PARTNER, LLC


                            By: /s/ Nelson Peltz
                               -------------------------------------------------
                            Name:  Nelson Peltz
                            Title: Member



                            TRIAN PARTNERS, L.P.

                            By: Trian Partners GP, L.P., its general partner

                            By: Trian Partners General Partner, LLC, its general partner


                            By: /s/ Nelson Peltz
                               -------------------------------------------------
                            Name:  Nelson Peltz
                            Title: Member



                            TRIAN PARTNERS MASTER FUND, L.P.

                            By: Trian Partners GP, L.P., its general partner

                            By: Trian Partners General Partner, LLC, its general
                                partner


                            By: /s/ Nelson Peltz
                               -------------------------------------------------
                            Name:  Nelson Peltz
                            Title: Member



              [Signature Page of Amendment No. 13 of Schedule 13D -
                          Wendy's International, Inc.]

                            TRIAN PARTNERS MASTER FUND (NON-ERISA), L.P.

                            By: Trian Partners GP, L.P., its general partner

                            By: Trian Partners General Partner, LLC, its general
                                partner

                            By: /s/ Nelson Peltz
                               -------------------------------------------------
                            Name:  Nelson Peltz
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND I, L.P.

                            By: Trian Partners Parallel Fund I General Partner LLC, its general partner


                            By: /s/ Nelson Peltz
                               -------------------------------------------------
                            Name:  Nelson Peltz
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND I GENERAL PARTNER, LLC


                            By: /s/ Nelson Peltz
                               -------------------------------------------------
                            Name:  Nelson Peltz
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND II, L.P.

                            By: Trian Partners Parallel Fund II GP, L.P., its general partner

                            By: Trian Partners Parallel Fund II General Partner, LLC, its general partner


                            By: /s/ Nelson Peltz
                               -------------------------------------------------
                            Name:  Nelson Peltz
                            Title: Member



              [Signature Page of Amendment No. 13 of Schedule 13D -
                          Wendy's International, Inc.]

                            TRIAN PARTNERS PARALLEL FUND II GP, L.P.

                            By: Trian Partners Parallel Fund II General Partner, LLC, its general partner


                            By: /s/ Nelson Peltz
                               -------------------------------------------------
                            Name:  Nelson Peltz
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND II GENERAL PARTNER, LLC


                            By: /s/ Nelson Peltz
                               -------------------------------------------------
                            Name:  Nelson Peltz
                            Title: Member



                            TRIAN FUND MANAGEMENT, L.P.

                            By: Trian Fund Management GP, LLC, its general
                            partner


                            By: /s/ Nelson Peltz
                               -------------------------------------------------
                            Name:  Nelson Peltz
                            Title: Member



                            Trian Fund Management GP, LLC


                            By: /s/ Nelson Peltz
                               -------------------------------------------------
                            Name:  Nelson Peltz
                            Title: Member



                            /s/ Nelson Peltz
                            ----------------------------------------------------
                            NELSON PELTZ



                            /s/ Peter W. May
                            ----------------------------------------------------
                            PETER W. MAY



                            /s/ Edward P. Garden
                            ----------------------------------------------------
                            EDWARD P. GARDEN



              [Signature Page of Amendment No. 13 of Schedule 13D -
                          Wendy's International, Inc.]

                            CASTLERIGG MASTER INVESTMENTS LTD.

                            BY: SANDELL ASSET MANAGEMENT CORP., its investment manager


                            By: /s/ Thomas E. Sandell
                               -------------------------------------------------
                            Name: Thomas E. Sandell
                            Title: Chief Executive Officer



                            SANDELL ASSET MANAGEMENT CORP.


                            By: /s/ Thomas E. Sandell
                               -------------------------------------------------
                            Name: Thomas E. Sandell
                            Title: Chief Executive Officer



                            CASTLERIGG INTERNATIONAL LIMITED

                            BY: SANDELL ASSET MANAGEMENT CORP., its investment manager


                            By: /s/ Thomas E. Sandell
                               -------------------------------------------------
                            Name: Thomas E. Sandell
                            Title: Chief Executive Officer



                            CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

                            BY: SANDELL ASSET MANAGEMENT CORP., its investment manager


                            By: /s/ Thomas E. Sandell
                               -------------------------------------------------
                            Name: Thomas E. Sandell
                            Title: Chief Executive Officer



                            /s/ Thomas E. Sandell
                            ----------------------------------------------------
                            THOMAS E. SANDELL



              [Signature Page of Amendment No. 13 of Schedule 13D -
                          Wendy's International, Inc.]

                            TRIARC COMPANIES, INC.


                            By: /s/ Nils H. Okeson
                               -------------------------------------------------
                            Name:  Nils H. Okeson
                            Title: Senior Vice President and General Counsel






              [Signature Page of Amendment No. 13 of Schedule 13D -
                          Wendy's International, Inc.]

                            By: /s/ Jerry W. Levin
                               -------------------------------------------------
                               JERRY W. LEVIN



Dated: April 17, 2008




              [Signature Page of Amendment No. 13 of Schedule 13D -
                          Wendy's International, Inc.]